As filed with the Securities and Exchange Commission on February 3, 2003
                                                    Registration No. 333-_____
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           -------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                           -------------------------


                         GABELLI ASSET MANAGEMENT INC.
            (Exact name of registrant as specified in its charter)


           New York                                           13-4007862
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)


                             One Corporate Center
                                 Rye, NY 10580
                                (914) 921-3700
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ----------------------------


                                James E. McKee
                 Vice-President, General Counsel and Secretary
                         Gabelli Asset Management Inc.
                             One Corporate Center
                                 Rye, NY 10580
                                (914) 921-3700
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                           -------------------------


                                  Copies to:
                            Richard T. Prins, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                 4 Times Square, New York, New York 10036-6522
                                (212) 735-3000
                        ------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                           -------------------------



         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                       CALCULATION OF REGISTRATION FEE

=====================================================================================================================

                                                          Proposed Maximum           Proposed
                                            Amount       Offering Price Per           Maximum           Amount of
Title of Shares to be Registered       to be Registered       Share(1)               Aggregate         Registration
                                                                                 Offering Price(1)          Fee
---------------------------------------------------------------------------------------------------------------------

Class A Common Stock, par value
$.001 per share                            500,000           $30.20                $15,100,000        $1,389.20

=======================================================================================================================


(1)  Estimated  solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price of $30.40 and $30, respectively, of the common stock on January 27, 2003.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                PRELIMINARY PROSPECTUS--SUBJECT TO COMPLETION,
                            DATED FEBRUARY 3, 2003

                         Gabelli Asset Management Inc.

                    500,000 shares of Class A Common Stock

         o The shares of common stock offered by this prospectus are being sold by the selling shareholders.

         o     We will not receive any proceeds from the sale of these shares.

         o Our common stock is traded on the New York Stock Exchange under the symbol "GBL".

         o On January 31, 2003 the last reported sale for our common stock was $30.82 per share.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS.

                       ---------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ---------------------------------

                                February, 2003

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Prospectus Summary.......................................................   1

Risk Factors.............................................................   5

Where You Can Find More Information .....................................  13

Incorporation of Certain Documents by Reference..........................  13

Forward-Looking Statements...............................................  14

Use of Proceeds..........................................................  14

Selling Shareholders.....................................................  15

Plan of Distribution.....................................................  16

Legal Matters............................................................  17

Experts..................................................................  18

Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities.....................................  18





         Unless otherwise indicated, all references in this prospectus to "we," "us" and "our" refer to Gabelli Asset Management Inc., a New York corporation, and its subsidiaries.

                              PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT GABELLI ASSET MANAGEMENT INC. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE ___ AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN BEFORE MAKING AN INVESTMENT DECISION.


                         GABELLI ASSET MANAGEMENT INC.

         We are a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of December 31, 2002, we had approximately $21.2 billion of assets under management, 88% of which were invested in equity securities. Our assets under management are organized principally in three groups:

     o Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

     o Separate Accounts: we currently provide advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

     o Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, global long/short and merchant banking limited partnerships and offshore companies. We also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services. We conduct our business operations through our subsidiaries.

         Gabelli Asset Management Inc. was incorporated in April 1998 as "Alpha G, Inc." under the laws of the state of New York and renamed "Gabelli Asset Management Inc." in February 1999. We are a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and our subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of Class B Common Stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business. Gabelli Group Capital Partners, Inc., which is majority owned by Mr. Mario J. Gabelli ("Mr. Gabelli") with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of Class B Common Stock of Gabelli Asset Management Inc., which represents approximately 97.2% of the combined voting power of the outstanding Common Stock. On February 10, 1999, we sold six million shares of our Class A Common Stock to the public. Accordingly, Mr. Gabelli could be deemed to control Gabelli Asset Management Inc.

         Gabelli Asset Management Inc.'s principal executive offices are located at One Corporate Center, Rye, New York 10580. Its telephone number is
(914) 921-3700.


                                 RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING CIRCUMSTANCES OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.


CONTROL BY MR. MARIO J. GABELLI; CONFLICTS OF INTEREST.

         Mr. Mario J. Gabelli ("Mr. Gabelli"), through his majority ownership of Gabelli Group Capital Partners, beneficially owns all of our outstanding class B common stock, representing approximately 97.2% of the combined voting power of all classes of our voting stock. As long as Mr. Gabelli indirectly beneficially owns a majority of the combined voting power of our common stock, he will have the ability to elect all of the members of our Board of Directors and thereby control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on the common stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of our shareholders for approval and will be able to cause or prevent a change in control of our company. As a result of Mr. Gabelli's control of the company, none of our agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although we believe that the parties endeavor to implement market-based terms. There can be no assurance that we would not have received more favorable terms from an unaffiliated party.

         In order to minimize conflicts and potential competition with our investment management business, Mr. Gabelli has entered into a written agreement to limit his activities outside of the company. Mr. Gabelli has undertaken that so long as he is associated with the company or for a period of five years from our initial public offering, whichever is longer, he will not provide investment management services for compensation other than in his capacity as an officer or employee of the company except for (a) those investment funds and accounts currently managed by Mr. Gabelli outside the company under performance fee arrangements, but only to the extent that any such investment fund or account consists solely of one or more of the persons who were investors as of the date of the consummation of the initial public offering and (b) successor funds and accounts which serve no investors other than those in the funds and accounts referred to in (a) or those investors' successors, heirs, donees or immediate families, which funds and accounts operate according to an investment style similar to such other accounts or funds, which style we did not use at the time of our initial public offering, and which are subject to performance fee arrangements. To the extent that such activities are not prohibited under this agreement, Mr. Gabelli intends to continue devoting time to activities outside the company, including managing his own assets and his family's assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts, which are the funds and accounts managed outside the company that are permitted under the agreement between us and Mr. Gabelli (approximately $86 million as of December 31, 2002). These activities may present conflicts of interest or compete with the company. Our Certificate of Incorporation expressly provides in general that Mr. Gabelli, members of his immediate family who are officers or directors of the company and entities controlled by such persons have an obligation to present corporate opportunities to us and resolve conflicts of interest through one of the processes described in the Certificate of Incorporation, which include independent director or independent shareholder approval.

         We will not derive any income from activities outside the company by Mr. Gabelli or members of his immediate family who are officers or directors of the company and may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to us and our shareholders, either because such opportunities were not company opportunities at the time they arose or because we did not pursue them. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his immediate family who are officers or directors of the company or their affiliates and the company, there can be no assurance that we would not receive more favorable terms if it were dealing with an unaffiliated party, although we will seek to achieve market-based terms in all such transactions.


WE DEPEND ON MARIO J. GABELLI AND OTHER KEY PERSONNEL.

         We are dependent on the efforts of Mr. Gabelli, our Chairman of the Board, Chief Executive Officer, Chief Investment Officer and the primary portfolio manager for a significant majority of our assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on us.

         In addition to Mr. Gabelli, our future success depends to a substantial degree on our ability to retain and attract other qualified personnel to conduct our investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. We anticipate that it will be necessary for us to add portfolio managers and investment analysts as we further diversify our investment products and strategies. There can be no assurance, however, that we will be successful in our efforts to recruit and retain the required personnel. In addition, our investment professionals and senior marketing personnel have direct contact with our Separate Account clients, which can lead to strong client relationships. The loss of these personnel could jeopardize our relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on our business.


POTENTIAL ADVERSE EFFECTS ON OUR PERFORMANCE PROSPECTS FROM A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS.

         Our results of operations are affected by many economic factors, including the performance of the securities markets. During recent years, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market, in particular, has attracted substantial inflows of new investments in these markets and has contributed to significant market appreciation which has, in turn, led to an increase in our assets under management and revenues. More recently, the securities markets in general have experienced significant volatility, with declines in value experienced during the years 2001 and 2002. Any further decline in the securities markets, in general, and the equity markets, in particular, could further reduce our assets under management and consequently reduce our revenues. In addition, any such continuing decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to further adversely affect us. Our growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue. From time to time, a relatively high proportion of the assets we manage may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on our assets under management and revenues.


FUTURE INVESTMENT PERFORMANCE COULD REDUCE REVENUES AND OTHER INCOME.

         Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of our investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end Mutual Funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to us. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load Mutual Funds, such as those we offer. Failure of our investment products to perform well could, therefore, have a material adverse effect on us.


LOSS OF SIGNIFICANT SEPARATE ACCOUNTS COULD AFFECT OUR REVENUES.

         We had approximately 1,750 Separate Accounts as of December 31, 2002, of which the 10 largest accounts generated approximately 8% of our total revenues during the year ended December 31, 2002. Loss of these accounts for any reason would have an adverse effect on our revenues. Notwithstanding good performance, we have from time to time lost large Separate Accounts as a result of corporate mergers and restructurings, and we could continue to lose accounts under these or other circumstances.


COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT US.

         Our investment management activities are subject to client guidelines and our Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from us in certain circumstances. Although we have installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist us in adhering to these guidelines and satisfying these requirements, and maintain insurance to protect ourselves in the case of client losses, there can be no assurance that such precautions or insurance will protect us from potential liabilities.

         Our businesses are subject to extensive regulation in the United States, including by the SEC and the NASD. We are also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration or any of our subsidiaries as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on us.


OUR SOURCES OF REVENUE ARE SUBJECT TO TERMINATION ON SHORT NOTICE.

         A substantial majority of all of our revenues are derived from investment management agreements and distribution arrangements. Investment management agreements and distribution arrangements with the Mutual Funds are terminable without penalty on 60 days' notice (subject to certain additional procedural requirements in the case of termination by a Mutual Fund) and must be specifically approved at least annually, as required by law. Such annual renewal requires, among other things, approval by the disinterested members of each Mutual Fund's board of directors or trustees. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. Any failure to renew or termination of a significant number of these agreements or arrangements would have a material adverse effect on us.


WE RELY ON THIRD-PARTY DISTRIBUTION PROGRAMS.

         We have recently experienced significant growth in sales of our open-end Mutual Funds through Third-Party Distribution Programs, which are programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services. Most of the sales growth from our Third-Party Distribution Programs is from programs with no transaction fees payable by the customer, which we refer to as NTF Programs. Approximately $1.9 billion of our assets under management in the open-end Mutual Funds as of December 31, 2002 were obtained through NTF Programs. The cost of participating in Third-Party Distribution Programs is higher than our direct distribution costs, and there can be no assurance that the cost of Third-Party Distribution Programs will not increase in the future. Any increase would be likely to have an adverse effect on our profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At December 31, 2002, approximately 90% of the NTF Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to two NTF Programs. Further, 98% of the total assets in The Treasurer's Fund are attributable to one Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on our growth of assets under management.


FEE PRESSURES COULD REDUCE OUR PROFIT MARGINS.

         There has been a trend toward lower fees in some segments of the investment management industry. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that we will be able to maintain our current fee structure. Fee reductions on existing or future new business could have an adverse impact on our profit margins and results of operations.


POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING, TRADING AND MARKET-MAKING ACTIVITIES.

         Our underwriting, trading and market-making activities are primarily conducted through our subsidiary, Gabelli & Company, Inc., both as principal and agent. Such activities subject our capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. We have procedures and internal controls to address such risks but there can be no assurance that these procedures and controls will prevent losses from occurring.


WE MAY HAVE LIABILITY AS A GENERAL PARTNER OR OTHERWISE WITH RESPECT TO OUR ALTERNATIVE INVESTMENT PRODUCTS.

         Certain of our subsidiaries act as general partner for alternative investment products, including arbitrage, global long/short and merchant banking limited partnerships. As a general partner of these partnerships, we may be held liable for the partnerships' liabilities in excess of their ability to pay such liabilities. In addition, in certain circumstances, we may be liable as a control person for the acts of our alternative investment products. As of December 31, 2002, our assets under management included approximately $578 million in alternative investment products. A substantial judgment or other liability with respect to our alternative investment products could have a material adverse effect on us.

DEPENDENCE ON INFORMATION SYSTEMS.

         We operate in an industry that is highly dependent on its information systems and technology. We outsource a significant portion of our information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that our information systems and technology will continue to be able to accommodate our growth, or that the cost of maintaining such outsourcing arrangements will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material adverse effect on us.


POTENTIAL ADVERSE EFFECT ON THE SHARE PRICE OF OUR CLASS A COMMON STOCK FROM DISPARATE VOTING RIGHTS.

         The holders of class A common stock and class B common stock have identical rights except that (i) holders of class A common stock are entitled to one vote per share, while holders of class B common stock are entitled to ten votes per share on all matters to be voted on by shareholders in general, and (ii) holders of class A common stock are not eligible to vote on matters relating exclusively to class B common stock and vice versa. The differential in the voting rights and our ability to issue additional class B common stock could adversely affect the value of the class A common stock to the extent that investors, or any potential future purchaser of the company, views the superior voting rights of the class B common stock to have value.


WE MAY NOT BE ABLE TO REFINANCE OUR EXISTING INDEBTEDNESS.

         On August 10, 2001, we and certain of our affiliates entered into a note purchase agreement with Cascade Investment LLC, pursuant to which Cascade purchased $100 million in principal amount of a convertible promissory note. Pursuant to the terms of the note, Cascade may require us on August 14, 2003, or upon a change in control or Mr. Gabelli ceasing to provide our predominant executive leadership, to repurchase the note for a purchase price in cash equal to 100% or 101% (depending on the triggering event) of the principal amount of the note to be repurchased plus accrued and unpaid interest on the note. If Cascade exercises its right under the note to require us to repurchase the note, we may not be able to obtain new financing on similar terms to the note.


TERRORIST ATTACKS AND THE THREAT OF WAR HAVE CREATED SIGNIFICANT INSTABILITY AND UNCERTAINTY IN THE WORLD, WHICH CAN EXACERBATE MANY OF THE RISK FACTORS LISTED ABOVE.

         The terrorist attacks in the United States on September 11, 2001 and the declaration of war by the United States against terrorism have created significant instability and uncertainty in the world, which may continue to have a material adverse effect on world financial markets, including financial markets in the United States. Such adverse political events may have a negative impact on economic conditions in the United States. Unfavorable economic conditions in the United States may have an adverse effect on our financial operations including, but not limited to, our ability to expand the market for our products, enter into strategic relationships and effectively complete our business plan.

         In addition, terrorist attacks similar to the ones committed on September 11, 2001 may directly affect our ability to keep our operations and services functioning properly. Future attacks could create problems for our computer systems, disrupt services, and delay product development and enhancement. Any of these occurrences could have a material adverse effect to our business and results of operations.


                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

         You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         The SEC maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. You may also read and copy any document we file with the SEC at its Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

         (1) Our Annual Report on Form 10-K for the year ended December 31,
2001;

         (2) Our Quarterly Report on Form 10-Q for the period ended March 31, 2002;

         (3) Our Quarterly Report on Form 10-Q for the period ended June 30,
2002;

         (4) Our Quarterly Report on Form 10-Q for the period ended September 30, 2002;

         (5) Our Current Report on Form 8-K, filed February 1, 2002;

         (6) Our Current Report of Form 8-K, filed February 8, 2002;

         (7) Our Current Report of Form 8-K, filed January 31, 2003; and

         (8) The description of our common stock in our registration statement on Form 8-A dated January 12, 1999.

         We will provide you with a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, upon written or oral request, by writing or telephoning us at Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580, Attention: Chief Financial Officer, telephone
(914) 921-3700.


                          FORWARD-LOOKING STATEMENTS

         This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

         Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

o changes in general economic conditions, including the performance of financial markets and interest rates;
o heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;
o   changes in industry trends;
o regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;
o   downgrades in our ratings;
o   investor interest in equity investment management services;
o absolute and relative performance of Gabelli Asset Management Inc.'s products;
o other risks and uncertainties described from time to time in Gabelli Asset Management Inc.'s filings with the SEC; and
o the risk factors or uncertainties listed herein or listed from time to time in prospectus supplements or any document incorporated by reference herein.

         We do not undertake any obligation to publicly correct or update any forward-looking statement if we become aware later that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.


                                USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." We will not receive any proceeds from the sale of such shares. All net proceeds from the sale of the common stock will go to the shareholders that offer and sell their shares.


                             SELLING SHAREHOLDERS

         The following table sets forth information, as of the date hereof, with respect to our common stock beneficially owned by each selling shareholder. The selling shareholders are not obligated to sell any of the shares offered by this prospectus. The number of shares sold by each selling shareholder may depend on a number of factors, such as the market price of our common stock.

         We are registering an aggregate of 500,000 shares of our common stock for resale by the selling shareholders in accordance with registration rights previously granted to them. We agreed to file a registration statement under the Securities Act with the SEC, of which this prospectus is a part, with respect to the resale of such shares that we issued in December 2001 to the selling shareholders.

         The selling shareholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling shareholders will own upon consummation of any such sales. Also, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the shares were issued, in transactions exempt from the registration requirements of the Securities Act.


                                              Number of                               Number of               Percentage of
                                         Shares Beneficially      Number of      Shares Beneficially       Outstanding Common
                                           Owned Prior to        Shares Being        Owned After              Stock After
Name                                        Offering (1)           Offered           Offering (1)(2)       Offering (1)(2)
----                                        ------------           -------           ---------------       -------------------

Chilton International, LP                      501,276             308,400              192,876                     2.87%

Chilton Opportunity                            22,540               22,540                  0                        0
International, LP

Chilton Investment Partners, LP                156,147              81,040               75,107                     1.12%

Chilton Opportunity Trust, LP                  18,380               18,380                  0                        0

Chilton QP Investment Partners, LP             157,957              69,640               88,317                     1.31%

----------------

     (1) Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.

               Chilton Investment Company, Inc., or its affiliates, serves as general partner of all of the entities that own the listed securities. Chilton Investment Company, Inc. and such affiliates disclaim beneficial ownership of the listed securities except to the extent of their respective pecuniary interest therein.

     (2) Beneficial ownership of shares held by the selling shareholder after this offering assumes that each selling shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of securities sold.


                             PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale by the selling shareholders of an aggregate of 500,000 shares of our Class A common stock that we issued in December 2001.

         The selling shareholders may sell the shares in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale. The selling shareholders may sell the shares on the New York Stock Exchange or on any stock exchange or quotation service on which the common stock may be listed or quoted at the time of sale, through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices, or through the writing of options. The selling shareholders may also sell shares pursuant to Rule 144 of the Securities Act, if applicable. The selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell the shares short and deliver the shares to close out such short positions, or loan or pledge such shares to broker-dealers that in turn may sell such securities.

         The selling shareholders may use underwriters or broker-dealers to sell the shares. Such underwriters and broker-dealers may receive compensation in the form of discounts or commissions from the selling shareholders, or they may receive commissions from the purchasers of shares for whom they acted as agents, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any underwriter or broker-dealer who participates in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. We will disclose in a post-effective amendment to the registration statement any broker-dealers the selling shareholders contract with in the selling effort who may appear to be acting as underwriters within the meaning of Section 2(11) of the Securities Act. If any such broker-dealers are acting as underwriters, we will revise the disclosures in the registration statement to include the amount of the shares of our common stock being sold by the broker-dealer and, if the broker-dealer is entitled to sell additional shares, the broker-dealer's relationship and obligations to us and the selling shareholders and any associated expenses which we or the selling shareholders may incur in connection with such sale of our common stock. We will also file any agreement the selling shareholders or we may enter into with such broker-dealer as an exhibit to the registration statement.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a certain period of time, except under certain limited circumstances. Also, without limiting the foregoing, each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder (including Regulation M), which provisions may limit the timing of purchases and sales of shares of our common stock by such selling shareholder.

         At the time a selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares, and any discounts or commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

         We have agreed to pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public, excluding the commissions or discounts of underwriters, broker-dealers or agents.


                                 LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.


                                    EXPERTS

         The consolidated financial statements of Gabelli Asset Management Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.


                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         GABELLI ASSET MANAGEMENT INC.


                                500,000 SHARES
                                      OF
                             CLASS A COMMON STOCK


                              ------------------

                                  PROSPECTUS
                              ------------------



                                _________, 2003



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH PERSON IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

         NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE U.S. TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE U.S. ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee.

                                                                    Amount to
                                                                     be Paid

SEC registration fee..............................................$ 1,389.20
Accounting fees and expenses......................................$15,000
Legal fees and expenses...........................................$50,000
Miscellaneous.....................................................$ 2,500

Total.............................................................$68,889.20


Item 15. Indemnification of Directors and Officers.

         Gabelli Asset Management Inc.'s Restated Certificate of Incorporation provides that no director of Gabelli Asset Management Inc. will be personally liable to Gabelli Asset Management Inc. or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

         Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

         Gabelli Asset Management Inc.'s Restated Certificate of Incorporation and Amended Bylaws provide for indemnification to officers and directors of Gabelli Asset Management Inc. to the fullest extent permitted by the New York Business Corporation Law.


Item 16. Exhibits.

Number       Description

4.1(i) Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to Gabelli Asset Management Inc.'s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.2(ii) Amended Bylaws of the Registrant (Incorporated by reference to Exhibit 3.4 to Amendment No. 4 to Gabelli Asset Management
             Inc.'s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10,
             1999).

4.3(iii) Registration Rights Agreement between selling shareholders and the Registrant, dated December 27, 2001.

5.1          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1         Consent of Ernst & Young LLP.

23.4         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in
             Exhibit 5.1).

24.1 Power of Attorney (included on signature page to this Registration Statement).


Item 17. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on the 3rd day of February, 2003.


                                             GABELLI ASSET MANAGEMENT INC.


                                             By: /s/ Robert S. Zuccaro
                                             ---------------------------------
                                             Robert S. Zuccaro
                                             Vice President and Chief
                                             Financial Officer


                               POWER OF ATTORNEY


         Each person whose signature appears below hereby constitutes and appoints Robert S. Zuccaro and James E. McKee and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                                              Date


        /s/ Mario J. Gabelli                Chairman of the Board, Chief Executive Officer     February 3, 2003
   ------------------------------           and Chief Investment Officer
            Mario J. Gabelli                (Principal Executive Officer)


        /s/ Robert S. Zuccaro               Vice President and Chief Financial (Principal      February 3, 2003
   ------------------------------           Financial Officer and Accounting Officer)
            Robert S. Zuccaro


        /s/ Raymond C. Avansino, Jr.        Director                                           February 3, 2003
   ------------------------------
            Raymond C. Avansino, Jr.


        /s/ John C. Ferrara                 Director                                           February 3, 2003
   ------------------------------
            John C. Ferrara


        /s/ Paul B. Guenther                Director                                           February 3, 2003
   ------------------------------
            Paul B. Guenther


        /s/ Eamon M. Kelly                  Director                                           February 3, 2003
   ------------------------------
            Eamon M. Kelly


        /s/ Karl Otto Pohl                  Director                                           February 3, 2003
   ------------------------------
            Karl Otto Pohl



                                 Exhibit Index
                                 -------------
Exhibit
-------

4.1(i) Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.2 to Amendment No. 4 to Gabelli Asset Management Inc.'s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10, 1999).

4.2(ii) Amended Bylaws of the Registrant (Incorporated by reference to Exhibit 3.4 to Amendment No. 4 to Gabelli Asset Management
             Inc.'s Registration Statement on Form S-1 (File No. 333-51023) filed with the Securities and Exchange Commission on February 10,
             1999).

4.3(iii) Registration Rights Agreement between selling shareholders and the Registrant, dated December 27, 2001.

5.1          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1         Consent of Ernst & Young LLP.

23.4         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in
             Exhibit 5.1).

24.1 Power of Attorney (included on signature page to this Registration Statement).